Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MTBC, INC.

MTBC, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: Article I of the Amended and Restated Certificate of Incorporation of this corporation is hereby amended and replaced to read in its entirety as follows:

The name of this corporation is CareCloud, Inc. (the “Corporation”).

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment shall become effective in accordance with Section 103(d) of the General Corporation Law of the State of Delaware on March 29, 2021 at 12:01 A.M. (local time in Wilmington, Delaware).

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of February, 2021.

By:	/s/ Stephen Snyder
Name:	Stephen Snyder
Title:	Chief Executive Officer